Exhibit 2.1

Execution Version

SHARE EXCHANGE AGREEMENT

by and among

LM FUNDING AMERICA, INC.,
as Purchaser,

HANFOR (CAYMAN) LIMITED,
as the Company, and

BZ INDUSTRIAL LIMITED,
as Seller,

Dated as of March 23, 2020

TABLE OF CONTENTS

Article I. SHARE EXCHANGE AND WARRANTS4

1.1. Exchange of Securities	4
1.2. Exchange Consideration	5
1.3. Surrender of Securities and Disbursement of Exchange Consideration	5
1.4. Initial Share Purchase	5
1.5. Board Seat	5

Article II. CLOSING6

2.1. Closing	6

Article III. representations and warranties of SELLER AND THE COMPANY6

3.1. Organization and Standing	6
3.2. Authorization; Binding Agreement	6
3.3. Capitalization	7
3.4. Approvals	8
3.5. Non-Contravention	8
3.6. Financial Statements	9
3.7. Absence of Certain Changes	10
3.8. Compliance with Laws	10
3.9. Permits	10
3.10. Litigation	10
3.11. Certain Business Practices	11
3.12. Ownership	11
3.13. Finders and Brokers	11
3.14. Finders and Brokers	11
3.15. Taxes	12
3.16. Material Contracts	12
3.17. Transactions with Related Persons	12
3.18. Information Supplied	13
3.19. No Additional Representations	13

Article IV. representations and warranties of Purchaser13

4.1. Organization and Standing	14
4.2. Authorization; Binding Agreement	14
4.3. Governmental Approvals	14
4.4. Non-Contravention	14
4.5. Capitalization	15
4.6. SEC Filings and Purchaser Financials	15
4.7. Compliance with Laws	16
4.8. Actions; Orders; Permits	17
4.9. Taxes and Returns	17
4.10. Real Property	17
4.11. Employee Matters	17
4.12. Benefit Plans	18
4.13. Material Contracts	19
4.14. Finders and Brokers	20
4.15. Ownership of Exchange Shares	20
4.16. Certain Business Practices	20

4.17. Transactions with Related Persons	21
4.18. S-3 Eligibility	21
4.19. No Additional Representations	21

Article V. COVENANTS21

5.1. Access and Information	21
5.2. Conduct of Business of the Company	22
5.3. Conduct of Business of Purchaser	25
5.4. Audited Financial Statements	27
5.5. No Solicitation	27
5.6. Notification of Certain Matters	28
5.7. Efforts	29
5.8. Further Assurances	30
5.9. Proxy Statement; Stockholders Meeting	31
5.10. Public Announcements	32
5.11. Confidential Information	33
5.12. Documents and Information	34
5.13. Post-Closing Board of Directors and Executive Officers	34
5.14. Indemnification of Officers and Directors; Tail Insurance	34
5.15. Funding for Subsidiary	35
5.16. Restructuring	35
5.17. Company Audited Financial Statements; Company Interim Financial Statements	35
5.18. Use of Proceeds from Sale of Initial Shares	35
5.19. Warrant Amendment	36

Article VI. Closing conditions36

6.1. Conditions of Each Party’s Obligations	36
6.2. Conditions to Obligations of Purchaser	36
6.3. Conditions to Obligations of Seller	38
6.4. Frustration of Conditions	39

Article VII. TERMINATION AND EXPENSES39

7.1. Termination Prior to Closing	39
7.2. Effect of Termination	40
7.3. Fees and Expenses	40
7.4. Termination Fee	41

Article VIII. MISCELLANEOUS42

8.1. Notices	42
8.2. Binding Effect; Assignment	42
8.3. Third Parties	42
8.4. Governing Law; Jurisdiction	43
8.5. Waiver of Jury Trial	43
8.6. Specific Performance	43
8.7. Severability	43
8.8. Amendment	44
8.9. Waiver	44
8.10. Entire Agreement	44
8.11. Interpretation	44
8.12. Counterparts	45
8.13. Non-Survival of Representations, Warranties, Covenants and Agreements	45

Article IX. DEFINITIONS45

9.1. Certain Definitions	45
9.2. Section References	52

INDEX OF EXHIBITS

ExhibitDescription

Exhibit AForm of Voting Agreement

Exhibit BLock-Up Agreement

Exhibit CStock Purchase Agreement

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of March 23, 2020 by and among (i) LM Funding America, Inc., a Delaware corporation (“Purchaser”), (ii) Hanfor (Cayman) Limited, a Cayman Islands exempted company (the “Company”), and (iii) BZ Industrial Limited, a British Virgin Islands business company (“Seller”).  Purchaser, the Company, and Seller are each sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Seller, directly and indirectly through its subsidiaries, engages in the business of fund management with a focus on the Chinese private equity market;

WHEREAS, Seller owns 100% of the issued and outstanding shares and other equity interest in the Company;

WHEREAS, the Parties desire and intend to effect a business combination pursuant to which Purchaser will acquire all of the share capital of the Company from Seller in exchange for newly issued shares of Purchaser (the “Acquisition”, and together with the other transactions contemplated by this Agreement, the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Seller has received voting and support agreements in the form attached as Exhibit A hereto (collectively, the “Voting Agreements”) signed by Purchaser and the holders of Purchaser Shares (as defined herein);

WHEREAS, simultaneously with the execution and delivery of this Agreement, CGR63, LLC (“CGR”) has entered into a Lock-Up Agreement with Purchaser, the form of which is attached as Exhibit B hereto (“Lock-Up Agreement”), which Lock-Up Agreement shall become effective as of the Closing;

WHEREAS, the boards of directors of Seller, the Company and Purchaser have each (i) determined that the Transactions, taken as a whole and subject to the terms and conditions herein, are advisable and in the best interests of their respective companies and security holders, and (ii) approved this Agreement and the Transactions upon the terms and subject to the conditions set forth herein; and

WHEREAS, certain capitalized terms used herein are defined in Article IX hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
SHARE EXCHANGE AND WARRANTS

1.1Exchange of Securities.   At the Closing, and subject to and upon the terms and conditions of this Agreement, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of the share capital of the Company (collectively, the “Purchased Securities”), free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws).

1.2Exchange Consideration.

(a)Subject to and upon the terms and conditions of this Agreement, in full payment for the Purchased Securities, Purchaser shall issue and deliver to Seller an aggregate number of Purchaser Shares (the “Exchange Shares”) such that the number of Exchange Shares constitutes 86.5% of the total number of issued and outstanding Purchaser Shares immediately after the Closing. For the sake of clarity, the Exchange Shares shall not include the Initial Shares or the Purchaser Shares acquired by Seller from exercising the Warrants.

(b)A capitalization table showing the anticipated breakdown of the shareholdings of Purchaser on a fully diluted basis immediately before and after the completion of the Transactions, including all surviving options, warrants, convertible notes and other convertible instruments that are expected to remain or become outstanding obligations of Purchaser at that time, is attached as Schedule 1.2(b) (“Cap Table”).

1.3Surrender of Securities and Disbursement of Exchange Consideration.

(a)At the Closing, Seller will deliver to Purchaser the Purchased Securities, including any certificates representing such Purchased Securities (“Share Certificates”), in each case along with applicable transfer forms, instruments of transfer, each in a form reasonably acceptable to Purchaser.  In the event that any Share Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Share Certificate to Purchaser, Seller may instead deliver to Purchaser an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Purchaser (a “Lost Certificate Affidavit”), which at the reasonable discretion of Purchaser may include a requirement that the owner of such lost, stolen or destroyed Share Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Seller, the Company, or Purchaser with respect to the shares represented by the Share Certificates alleged to have been lost, stolen or destroyed.

(b)Notwithstanding anything to the contrary contained herein, no fraction of a Purchaser Share will be issued by Purchaser by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Purchaser Share (after aggregating all fractional Purchaser Shares that would otherwise be received by such Person) shall instead have the number of Purchaser Shares issued to such Person rounded down in the aggregate to the nearest whole Purchaser Share.

1.4Initial Share Purchase.  Within 14 days of the date hereof, Seller shall, directly or indirectly through an Affiliate of Seller, contribute a total amount of cash (“Initial Cash Consideration”) equal to One Million Two Hundred Fifty Thousand U.S. Dollars ($1,250,000) to Purchaser to subscribe for and purchase from Purchaser, and Purchaser shall deliver to Seller, free and clear of any Liens, 520,833 Purchaser Shares (the “Initial Shares”). The Initial Cash Consideration shall be paid pursuant to the following schedule: (a) $250,000 on the date hereof (with 104,167 Purchaser Shares to be delivered upon the receipt of such payment), and (b) $1,000,000 within 14 days of the date hereof (with 416,666 Purchaser Shares to be delivered upon the receipt of such payment). The Initial Shares will be purchased and sold pursuant to a Stock Purchase Agreement in substantially the form attached hereto as Exhibit C.

1.5Board Seat. Within five (5) Business Days after full payment of the Initial Cash Consideration or, if Seller so chooses, the Closing Date, Purchaser’s board of directors shall appoint, as an additional voting member of such board, an individual designated by Seller and reasonably satisfactory to such board of directors, who will serve on the board of directors until his or her successor is duly elected or appointed with Seller’s consent, which may not be unreasonably withheld, delayed or conditioned.

Article II
CLOSING

2.1Closing.  Unless this Agreement is earlier terminated pursuant to the provisions of Article VII and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP, located at 1345 Avenue of the Americas, New York, NY 10105, 11th Floor on the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as Purchaser and Seller may agree (the date on which the Closing is actually held being the “Closing Date”).

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

Except as set forth in the disclosure schedules delivered by Seller and the Company to Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, each of Seller and the Company hereby jointly and severally represents and warrants to Purchaser, as of the date hereof and as of the Closing, as follows:

3.1Organization and Standing.

(a)Seller is a business company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b)The Company is an exempted company, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(c)Schedule 3.1 sets forth a true and correct list of all Target Companies, the type of entity of each Target Company, and the jurisdiction or organization of each Target Company.  Each Target Company is company of the type indicated on Schedule 3.1 and is validly existing and in good standing under the laws of its jurisdiction indicated on Schedule 3.1 and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.  No Target Company is in violation of any provision of its Organizational Documents.

3.2Authorization; Binding Agreement.    The execution and delivery of this Agreement and each Ancillary Document to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser, and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Purchaser is necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and each Ancillary Document to which Purchaser is a party has been or shall be when delivered, duly and validly executed and delivered by Purchaser, as the case may be, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered by Purchaser shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. Each of Seller and the Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party and perform its obligations hereunder and thereunder, as applicable, and to consummate the transactions contemplated hereby and thereby. Each of

Seller and the Company have taken all corporate and shareholder action necessary to duly and validly authorize the execution and delivery of this Agreement and each Ancillary Document to which Seller or the Company is a party and to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and the Company and is a valid and binding agreement of Seller and the Company, enforceable against each of Seller and the Company in accordance with its terms, in each case except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3Capitalization.

(a)Seller is the legal and beneficial owner of all of the issued and outstanding Company share capital and other equity interests in or of the Company, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Charter and applicable securities Laws.  The Purchased Securities to be delivered by Seller to Purchaser at the Closing constitute all of the issued and outstanding shares and other equity interests of the Company. All of the outstanding shares and other equity interests in or of the Company have been duly authorized, are fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Laws of the Cayman Islands, any other applicable Law, the Company Charter or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective securities are bound.  The Company does not directly or indirectly hold any of its shares or other equity interests in treasury.  None of the outstanding shares or other equity interests in or of the Company were issued in violation of any applicable securities Laws.

(b)The Company owns, directly or indirectly, all of the issued and outstanding share capital and other equity interests in or of each other Target Company.  All of the shares and other equity interests in the Target Companies are owned free and clear of any Liens other than those imposed under their respective Organizational Documents, applicable securities Laws and arrangements pursuant to the VIE Agreements.  All of the outstanding shares and other equity interests in or of each Target Company have been duly authorized, are fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Laws of their respective jurisdictions of incorporation or organization, any other applicable Law, their respective Organizational Documents or any Contract to which any Target Company is a party or by which any Target Company or their respective securities are bound.

(c)Except for arrangements pursuant to the VIE Agreements or pursuant to a proposed, reasonable employee incentive plan, there are no options, warrants or other rights to subscribe for or purchase any shares or other equity interests of any Target Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any shares or other equity interests in or of any Target Company, or the right to share in the equity, profits, earnings, losses or gains of any Target Company, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which any Target Company or Seller is a party or bound relating to any equity securities of any Target Company, whether or not outstanding.

(d)There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to any Target Company. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of any Target Company’s equity interests. Except as set forth in their respective Organizational Documents, there are no outstanding contractual obligations of any Target Company to repurchase, redeem or otherwise acquire any shares or other equity interests or securities in or of any Target Company, nor has any Target Company granted any registration rights to any Person with respect to its equity securities.  All of the Target Companies’ securities have been granted, offered, sold and issued in compliance with all applicable securities Laws and all requirements set forth in their respective Organizational Documents and any applicable Contracts to which any Target Company is a party or by which any Target Company or any of their respective assets are bound. Except as set forth on Schedule 3.3(d), as a result of the consummation of the transactions contemplated by this Agreement, no shares or other equity interests of any Target Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of any Target Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(e)No Target Company is under any obligation to register under the Securities Act or any other applicable Law, any shares of the share capital, equity interests or any other securities of any Target Company, whether currently outstanding or that may subsequently be issued.

(f)Since January 1, 2020, no Target Company has declared or paid any distribution or dividend in respect of its shares or other equity interests and none has repurchased, redeemed or otherwise acquired any shares or other equity interests of any Target Company, and no board of directors of any Target Company has authorized any of the foregoing. There is no Liability for dividends accrued and unpaid by any Target Company.

(g)Seller hereby acknowledges and confirms that (i) the Purchased Securities shall constitute the entire issued and outstanding share capital of the Company on a fully diluted basis as of the Closing Date, and (ii) the assets of the Target Companies represent all the material assets necessary to operate the businesses of the Company and its corporate group as a whole.

3.4Approvals.  Except as otherwise described in Schedule 3.4, no Consent of or with any Governmental Authority or any other Person on the part of Seller, the Company or any other Target Company is required to be obtained or made in connection with the execution, delivery or performance by Seller and the Company of this Agreement or any Ancillary Documents or the consummation by Seller and the Company of the transactions contemplated hereby or thereby other than such filings as expressly contemplated by this Agreement except, in the case of any Consent that may be required from any Person which is not a Governmental Authority, where failure to obtain such Consent would not have a Material Adverse Effect on the Company.

3.5Non-Contravention.  Except as otherwise described in Schedule 3.5, the execution and delivery by Seller and the Company (and the other Target Companies, as applicable) of this Agreement and each Ancillary Document to which Seller or any Target Company is a party or otherwise bound, and the consummation by Seller and the other Target Companies, as applicable, of the transactions contemplated hereby and thereby and compliance by Seller and each of the Target Companies, as applicable, with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Seller’s or any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.4 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Seller or any Target Company or any of their properties or assets, (c) require the Consent of any Person (except where failure to obtain such Consent would not have a Material Adverse Effect on any Target Company), or (d) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Material Contract of any Target Company.

3.6Financial Statements.

(a)When delivered to Purchaser, the Company Audited Financial Statements and Company Interim Financial Statements will (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) be prepared in accordance with GAAP, consistently applied throughout and among the periods involved, and (iii) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated (except for normal year-end-adjustments, in the case of the Company Interim Financial Statements).  No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b)Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis.  All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.  No Target Company has been subject to or involved in any fraud, including fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company.  Since January 1, 2018, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c)Except as set forth on Schedule 3.6(c), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019 in the Company Audited Financial Statements or (ii) that were incurred after December 31, 2019 in the ordinary course of business consistent with past practice.

3.7Absence of Certain Changes.  Except as set forth on Schedule 3.7 or for actions expressly contemplated by this Agreement, since December 31, 2019, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2 (without giving effect to Schedule 5.2) if such action were taken on or after the date hereof without the Consent of Seller.

3.8Compliance with Laws.  Except as set forth on Schedule 3.8, no Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2017, any written or, to the Knowledge of the Company or Seller, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

3.9Permits.  Except as described on Schedule 3.9, each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds and lawfully uses, and have at all times held, lawfully used and complied with, in all material respects, all Permits necessary to lawfully conduct its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Target Company Permits”).  Except as described on Schedule 3.9, all of the Target Company Permits are in full force and effect, and no suspension, material and adverse modification, cancellation, non-renewal of, or significant fine with respect to any Target Company Permit is pending or, to the Knowledge of the Company or Seller, threatened.  No Target Company is in violation in any material respect of the terms of any Target Company Permit.  There is no pending or, to the Knowledge of Company or Seller, threatened material Action to which any Target Company is subject.

3.10Litigation.  Except as described on Schedule 3.10, there is no (a) to the Knowledge of the Company or Seller, Action of any nature currently pending or threatened, nor is there any reasonable basis for any Action to be made (and to the Knowledge of the Company no such Action has been brought or threatened since January 1, 2015); or (b) Order pending now or rendered by a Governmental Authority, in either case of (a) or (b) by or against any Target Company, its current directors, officers or any holder of more than 10% equity in such Target Company (provided that any litigation involving the directors, officers or any holder of more than 10% equity in a Target Company must be in their capacity as such or related to the Target Company’s business, equity securities or assets), its business, equity securities or assets.  The items listed on Schedule 3.10, if finally determined adverse to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company.  None of the current officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

3.11Certain Business Practices.

(a)No Target Company, nor any of their respective Representatives acting on their behalf has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (c) made any other unlawful payment.  No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b)The operations of each Target Company are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any

Governmental Authority, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company or Seller, threatened.

(c)No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company or Seller, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

3.12Ownership.  Seller owns good, valid and marketable title to all of the Purchased Securities, free and clear of any and all Liens.  There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which Seller is a party or by which Seller is bound, with respect to the voting or transfer of any of the Purchased Securities other than this Agreement.  Upon delivery of the Purchased Securities to Purchaser on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest of the Purchased Securities and good, valid and marketable title to the Purchased Securities, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Purchaser), will pass to Purchaser.

3.13Finders and Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Seller, the Company, or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

3.14Securities Laws.   Each of the Seller and the Company acknowledges that (a) the Exchange Shares sold hereby have not been registered under the Securities Act or the securities laws of any state, and are being offered and sold in reliance on exemptions from the registration requirements of United States federal and state securities laws, (b) the Exchange Shares are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws, pursuant to registration or exemption therefrom, (c) Seller will be required to bear the financial risks of an investment in the Exchange Shares for an indefinite period of time, (d) the Exchange Shares have not been recommended, approved or disapproved by any federal or state securities commission or other regulatory authority, (e) the Seller is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect and shall submit to the Purchaser such further assurances of such status as may be reasonably requested by the Purchaser, and (f) Seller is acquiring the Exchange Shares for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

3.15Taxes.   Each Target Company has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld.  There are no audits, examinations, investigations or other proceedings pending against any Target Company in respect of any Tax, and neither the Seller nor any Target Company has been notified in writing of any proposed Tax claims or assessments against any Target Company (other than, in each case, claims or assessments for which adequate reserves in the Company Audited Financial Statements have been established in accordance with GAAP or are immaterial in amount).  There are no Liens with respect to any Taxes upon any assets of any Target Company, other than Permitted Liens.  No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes.

3.16Material Contracts.

(a)Except as set forth on Schedule 3.16, other than this Agreement and the other Ancillary Documents, there are no Contracts to which any Target Company is a party or by which any of its  properties or assets may be bound, subject or affected, which (i) involves initial monetary value of at least RMB150,000,000, or (ii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Target Company as its business as is currently conducted, any acquisition of material property by the Target Company, or restricts in any material respect the ability of the Target Company from engaging in business as currently conducted by it or from competing with any other Person (each, including the VIE Agreements, a “Target Company Material Contract”).   True, correct, and complete copies of all Target Company Materials Contracts have been made available to the Purchaser.

(b)With respect to each Target Company Material Contract:  (i) the Target Company Material Contract is legal, valid, binding and enforceable in all material respects against the applicable Target Company, to the Knowledge of the Seller, the other parties thereto, and is in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (iii) the Target Company is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the applicable Target Company, or permit termination or acceleration by the other party, under such Target Company Material Contract; and (iv) to the Knowledge of the Seller, no other party to any Target Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the applicable Target Company under any Target Company Material Contract.

3.17Transactions with Related Persons.  Except as set forth on Schedule 3.17, no executive officer or director of any Target Company or any Person who beneficially owns 5% or more of the Company’s share capital (or any of such Person’s immediate family members or Affiliates) is a party to any Contract with or binding upon the Company or any of the other Target Companies or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of the other Target Companies or has engaged in any material transaction with any of the foregoing within the last twelve months, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.18Information Supplied.  None of the information supplied or to be supplied by Seller or the Company expressly for inclusion or incorporation by reference:  (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Proxy Statement; or (c) in the mailings or other distributions to the Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  None of the information supplied or to be supplied by Seller or the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, neither Seller nor the Company makes any representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

3.19No Additional Representations. Except for the representations and warranties contained in this Agreement (as modified by the Company Disclosure Schedules), neither the Company nor Seller, nor any other Person (i) makes any representation or warranty, express or implied, as to condition, merchantability, suitability or fitness for a particular purpose of any of the assets used in the business or held by the Company or any of its Subsidiaries, or (ii) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, any of its Subsidiaries or the business conducted by the Company or any of its Subsidiaries, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Company Disclosure Schedules. Except for the representations and warranties contained in this Agreement (as modified by the Company Disclosure Schedules), each of the Company and Seller disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Purchaser or any of its respective Representatives (including any opinion, information, projection, forecast or advice that may have been or may be provided to Purchaser or its Representatives by the Company or any of the Company’s Representatives.

Article IV
REPRESENTATIONS AND WARRANTIES OF Purchaser

Except as set forth in the SEC Reports or in the disclosure schedules delivered by Purchaser to Seller and the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Purchaser hereby represents and warrants to the Company and Seller, as of the date hereof and as of the Closing, as follows:

4.1Organization and Standing.  Purchaser is a corporation duly formed, validly existing and in good standing under the Laws of the state of Delaware.  Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser is not in violation of any provision of its Organizational Documents.

4.2Authorization; Binding Agreement.  Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each Ancillary Document to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser, and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Purchaser is necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and each Ancillary Document to which Purchaser is a party has been or shall be when delivered, duly and validly executed and delivered by Purchaser, as the case may be, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered by Purchaser shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions.

4.3Governmental Approvals.  No Consent of or with any Governmental Authority, on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which Purchaser is a party or the consummation Purchaser of the transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.4Non-Contravention.  The execution and delivery by Purchaser of this Agreement and each Ancillary Document to which Purchaser is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its respective properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Material Contract of Purchaser, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not materially impair the ability of Purchaser on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder.

4.5Capitalization.

(a)Purchaser is authorized to issue 30,000,000 of shares, US$0.001 par value per share. All outstanding shares of Purchaser are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of DGCL, the Purchaser Charter or any Contract to which Purchaser is a party.  None of the outstanding Purchaser Shares have been issued in violation of any applicable securities Laws.  Prior to giving effect to the transactions contemplated by this Agreement, Purchaser does not have any Subsidiaries or own any equity interests in any other Person other than as listed on Schedule 4.5.

(b)Other than this Agreement and the Ancillary Documents and except those disclosed on the Cap Table or the SEC Reports, there are no options, warrants or other rights to subscribe for or purchase any shares or other equity interests of Purchaser or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any shares or other equity interests in or of Purchaser, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which Purchaser or, to the Knowledge of Purchaser, any of its shareholders are a party or bound relating to any equity securities of Purchaser, whether or not outstanding.  There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to Purchaser.  Other than as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any

Person.  There are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser, as the case may be.

(c)Since its formation and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

4.6SEC Filings and Purchaser Financials.

(a)Purchaser, since its formation, has filed all forms, reports, schedules, statements, registrations statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement.  Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following:  (i) the Purchaser’s Annual Reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s Quarterly Reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”).  Except as set forth on Schedule 4.6, the SEC Reports (y) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (z) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Public Certifications are each true as of their respective dates of filing.  As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.  As of the date of this Agreement and except as set forth in the SEC Reports, (A) the Purchaser Shares are listed on Nasdaq, (B) Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Shares, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq, and (D) Purchaser is in compliance with all applicable corporate governance rules of Nasdaq.  Seller and Company acknowledge that Purchaser did not have an annual meeting of stockholders in 2019 for the fiscal year ended December 31, 2018.

(b)The financial statements and notes contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c)Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business.

4.7Compliance with Laws.  Except as set forth on Schedule 4.7 or in the SEC Reports, Purchaser is not and has not been in material conflict or material non-compliance with, or in material default or violation of, nor has Purchaser received, since January 1, 2017, any written or, to the Knowledge of the Purchaser, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.8Actions; Orders; Permits.  There is no pending or, to the Knowledge of Purchaser, threatened material Action to which Purchaser is subject.  There is no material Action that Purchaser has pending against any other Person.  The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending.  Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect. As of the date hereof, none of the directors or officers of Purchaser has in the past five (5) years been charged with, indicted for, arrested for, or convicted of any felony or crime involving fraud.

4.9Taxes and Returns.

(a)Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP.  Schedule 4.9(a) sets forth each jurisdiction where Purchaser files or is required to file a Tax Return.  There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount).  There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens.  The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes.  There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)Since January 1, 2016, Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

4.10Real Property.  Schedule 4.10 contains a complete and accurate list of all premises leased or subleased or otherwise used or occupied by Purchaser for the operation of the business of Purchaser, and of all leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Purchaser Real Property Leases”), as well as the current annual rent and term under each Purchaser Real Property Lease.  Purchaser has provided to the Company a true and complete copy of each of the Purchaser Real Property Leases, and in the case of any oral Purchaser Real Property Lease, a written summary of the material terms of such Purchaser Real Property Lease.  The Purchaser Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect.  To the Knowledge of Purchaser, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of Purchaser or any other party under any of the Purchaser Real Property Leases, and Purchaser has not received notice of any such condition.  Purchaser does not own or has ever owned any real property or any interest in real property (other than the leasehold interests in the Purchaser Real Property Leases).

4.11Employee Matters.

(a)Purchaser is not a party to any collective bargaining agreement or other Contract with any group of employees, labor organization or other representative of any of the employees of any Target Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees.  There has not occurred or, to the Knowledge of Purchaser, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees.  Schedule 4.11(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of Purchaser, threatened between Purchaser and Persons employed by or providing services to Purchaser.

(b)Except as set forth in Schedule 4.11(b) or the SEC Reports, Purchaser (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written notice, or any other form of notice, that there is any pending Action involving unfair labor practices against Purchaser, (ii) is not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice).  There are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

4.12Benefit Plans.

(a)Set forth on Schedule 4.12(a) is a true and complete list of each Benefit Plan of Purchaser (each, a “Purchaser Benefit Plan”).  With respect to each Purchaser Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Purchaser Financials.  Purchaser is not nor has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does Purchaser have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.  No statement, either written or oral, has been made by Purchaser to any Person with regard to any Purchaser Benefit Plan that was not in accordance with the Purchaser Benefit Plan in any material respect.

(b)Each Purchaser Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects, including ERISA and the Code.  Each Purchaser Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or Purchaser have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law.  No fact exists which could adversely affect the qualified status of such Purchaser Benefit Plans or the exempt status of such trusts.

(c)With respect to each Purchaser Benefit Plan: (i) such Purchaser Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to Purchaser’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Purchaser Financials.

(d)No Purchaser Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and Purchaser has not incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred.  No Purchaser Benefit Plan will become a multiple employer plan with respect to the Purchaser immediately after the Closing Date.  Purchaser does not currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(e)There is no arrangement under any Purchaser Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Purchaser and no arrangement exists pursuant to which the Purchaser will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(f)The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code.  Purchaser has not incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(g)Except to the extent required by Section 4980B of the Code or similar state Law, Purchaser does not provide health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

4.13Material Contracts.

(a)Except as set forth on Schedule 4.13(a) or the SEC Reports, other than this Agreement and the other Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its  properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business as is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser from engaging in business as currently conducted by it or from competing with any other Person (each, a the “Purchaser Material Contract”).  All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)With respect to each Purchaser Material Contract:  (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

4.14Finders and Brokers.  Other than Maxim Group LLC (which is entitled to a fee of a number of shares of Purchaser common stock equal to 3% of the equity of the Purchaser after giving effect to the Closing), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser or any of its Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

4.15Ownership of Exchange Shares.  The Exchange Shares to be issued and delivered in accordance with Article I to Seller, shall be, upon issuance and delivery of such shares, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, the provisions of this Agreement and any Liens incurred by Seller, and the issuance and sale of such Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

4.16Certain Business Practices.

(a)  Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b)The operations of the Purchaser are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c)None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.17Transactions with Related Persons.  Except as set forth on Schedule 4.17 or as disclosed in the SEC Reports, neither Purchaser nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of Purchaser or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years has been, a party to any transaction with Purchaser, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of Purchaser), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of Purchaser in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company).  Except as set forth on Schedule 4.17, Purchaser does not have outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of Purchaser.  The assets of Purchaser do not include any receivable or other obligation from a Related Person, and the Liabilities of Purchaser do not include any payable or other obligation or commitment to any Related Person.

4.18S-3 Eligibility. Purchaser is eligible to register the Exchange Shares and the New Shares for resale by Seller under Form S-3 promulgated under the Securities Act.

4.19Absence of Certain Changes.   Except as set forth on Schedule 4.19 or for actions expressly contemplated by this Agreement, since December 31, 2019, Purchaser has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.3 (without giving effect to Schedule 5.3) if such action were taken on or after the date hereof without the Consent of Seller.

4.20No Additional Representations. Except for the representations and warranties contained in this Agreement (as modified by the Purchaser Disclosure Schedules), neither Purchaser nor any other Person (i) makes any representation or warranty, express or implied, as to condition, merchantability, suitability or fitness for a particular purpose of any of the assets used in the business or held by the Purchaser or any of its Subsidiaries, or (ii) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Purchaser, any of its Subsidiaries or the business conducted by the Purchaser or any of its Subsidiaries, in each case except as expressly set forth in this

Agreement or as and to the extent required by this Agreement to be set forth in the Purchaser Disclosure Schedules. Except for the representations and warranties contained in this Agreement (as modified by the Purchaser Disclosure Schedules), Purchaser disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Seller, the Company or any of their respective Representatives (including any opinion, information, projection, forecast or advice that may have been or may be provided to Seller, the Company or their respective Representatives by the Purchaser or any of the Purchaser’s Representatives.

Article V
COVENANTS

5.1Access and Information.

(a)Subject to Section 5.11(a), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Interim Period”), the Company shall give, and shall cause its Representatives to give, Purchaser and their Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as Purchaser, or its respective Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies.

(b)Subject to Section 5.11(a), during the Interim Period, Purchaser shall give, and shall cause its respective Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser or its respective Subsidiaries, as the Company or its Representatives may reasonably request regarding, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of their respective Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that, the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser.

5.2Conduct of Business of the Company.

(a)Unless Purchaser shall otherwise consent in writing, during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 5.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 5.2, during the Interim Period, without the prior written consent of Purchaser, the Company shall not, and shall cause each of its Subsidiaries and Target Companies to not:

(i)amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii)authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, except for securities issued upon the exercise or conversion of currently outstanding options, warrants or convertible securities in accordance with the terms on which they were granted or issued, or following the acceleration of their vesting according to such terms or the resolution of the Company’s board of directors;

(iii)split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of Five Million U.S. Dollars ($5,000,000) individually or Twenty Million U.S. Dollars ($20,000,000) in the aggregate, or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of Five Million U.S. Dollars ($5,000,000) individually or Twenty Million U.S. Dollars ($20,000,000) in the aggregate;

(v)increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than twenty percent (20%), or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Benefit Plans or in the ordinary course of business consistent with past practice;

(vi)make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii)transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Intellectual Property, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii)terminate, or waive or assign any material right under, any Material Contract or enter into any Contract that would be a Material Contract outside of the ordinary course of business consistent with past practice;

(ix)fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)enter into any new line of business;

(xi)fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii)revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP or GAAP and after consulting with the Company’s outside auditors;

(xiii)waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of Thirty Million U.S. Dollars ($30,000,000) (individually and not in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv)[Reserved];

(xv)acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi)make capital expenditures in excess of Two Hundred Thousand U.S. Dollars ($200,000) (individually for any project (or set of related projects) or Five Hundred Thousand U.S. Dollars ($500,000) in the aggregate);

(xvii)adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of Five Million U.S. Dollars ($5,000,000) individually or Twenty Million U.S. Dollars ($20,000,000) in the aggregate other than pursuant to the terms of a Material Contract or Benefit Plan;

(xix)sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx)enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi)take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii)[Reserved]; or

(xxiii)authorize or agree to do any of the foregoing actions.

5.3Conduct of Business of Purchaser.

(a)Unless Seller shall otherwise consent in writing, during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 5.3, Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to such Party and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 5.3, during the Interim Period, without the prior written consent of Seller, Purchaser shall not, and shall cause its Subsidiaries not to:

(i)amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii)authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities except that Purchaser may issue prior to the Closing up to 85,000 Purchaser Shares to Maxim Group LLC for services provided in connection with this Agreement;

(iii)split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)incur, create, assume, or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, (other than advancement of expenses to employees in the ordinary course of business) or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of One Hundred Thousand U.S. Dollars ($100,000) individually or Two Hundred Fifty Thousand U.S. Dollars ($250,000) in the aggregate;

(v)increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Benefit Plans or in the ordinary course of business consistent with past practice;

(vi)increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally;

(vii)make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP or GAAP;

(viii)terminate, waive or assign any material right under any material agreement to which it is a party with an aggregate value in excess of $50,000;

(ix)fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)establish any Subsidiary or enter into any new line of business;

(xi)fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii)revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP or GAAP and after consulting Seller’s outside auditors;

(xiii)waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Subsidiary) not in excess of One Hundred Thousand U.S. Dollars ($100,000) (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiv)close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities except as may be required by any regulatory authorities having jurisdiction over Purchaser or any of its Affiliates;

(xv)acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xvi)make capital expenditures in excess of One Hundred Thousand U.S. Dollars ($100,000) individually for any project (or set of related projects) or Two Hundred Fifty Thousand U.S. Dollars ($250,000) in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xvii)voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of One Hundred Thousand U.S. Dollars ($100,000) individually or Two Hundred Fifty Thousand U.S. Dollars ($250,000) in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.3(a)(xvii) during the Interim Period;

(xviii)adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xix)sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights (other than the sale of real estate assets in the ordinary course of business);

(xx)enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xxi)take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii)enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice);

(xxiii)fail to timely file with the SEC any report that Purchaser is required to file or take any action that would render Purchaser ineligible to use Form S-3 for a resale of shares by a selling stockholder; or

(xxiv)authorize or agree to do any of the foregoing actions.

5.4Audited Financial Statements.  No later than March 31, 2020 (or by April 15, 2020 after timely filing a Form 12b-25), Purchaser shall use commercially reasonable efforts to complete its audits and procure audited consolidated financial statements for the fiscal year ended December 31, 2019. Such audited financial statements shall be accompanied by a certificate of the chief financial officer of Purchaser to the effect that all such financial statements fairly present the consolidated financial position and results of operations of Purchaser and its Subsidiaries as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes.

5.5No Solicitation.

(a)For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or 15% or more of the business or assets of the Target Companies, as applicable (other than in the ordinary course of business consistent with past practice) or (y) 15% or more of the shares or other equity interests or profits of the Target Companies, as the case may be, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to Purchaser and its respective Affiliates, a transaction for the acquisition of 15% or more of any business, company, assets or 15% or more of the equity interests of the direct or indirect owners of such business, company, or assets (other than the transactions contemplated by this Agreement).

(b)Except as expressly permitted by this Section 5.5, during the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives not to, without the prior written consent of Seller on the one hand and Purchaser on the other hand, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c)Notwithstanding anything to the contrary contained in this Agreement, if, at any time prior to the receipt of the Stockholder Approval, the Purchaser receives an unsolicited, written bona fide Acquisition Proposal (which Acquisition Proposal did not result from a breach of this Section 5.5), the Purchaser Board and its Representatives may engage in negotiations or discussions with, or furnish any information and reasonable access to, any Third Party making such Acquisition Proposal and its Representatives, if the Purchaser Board determines in good faith, after consultation with the Purchaser’s outside legal counsel and financial advisor, that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be expected to lead to or result in a Superior Proposal and failure to take such action would be inconsistent with the Purchaser Board's fiduciary duties to the stockholders of the Purchaser under Applicable Law; provided that the Purchaser shall give Seller written notice of such determination promptly after the Purchaser Board makes such determination.

(d)At any time prior to receipt of the Stockholder Approval, if, in response to an unsolicited, written bona fide Acquisition Proposal that did not result from a breach of this Section 5.5, the Purchaser Board determines in good faith (after consultation with its outside legal counsel and financial advisor) that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to approve or recommend such Superior Proposal would be inconsistent with the Purchaser Board’s fiduciary duties to the stockholders of the Company under Applicable Law, the Company may terminate this Agreement in accordance with Section 7.1(h) and this Section 5.5(d);  provided, however, that the Purchaser concurrently with such termination, enters into a definitive written agreement that documents the terms and conditions of such Superior Proposal.

5.6Notification of Certain Matters.  During the Interim Period, each of the Parties shall give prompt notice to the other Parties if such Party or its Affiliates):  (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates  hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; (e) becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement; or (f) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates  with respect to the consummation of the transactions contemplated by this Agreement.  No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. No notification given to a Party pursuant to this Section 5.6 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of such Party providing such notification or any of such Party’s Subsidiaries contained in this Agreement, any accompanying schedules or exhibits, or any certificates contemplated by this Agreement.

5.7Efforts.

(a)Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)In furtherance and not in limitation of Section 5.7(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws.  Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to:  (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s

Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.  the Company, shall request early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, with respect to the transactions contemplated in this Agreement.

(c)As soon as reasonably practicable following the date of this Agreement, the Parties shall cooperate in all respects with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d)Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

5.8Further Assurances.  The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including (a) preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings,(b) obtaining each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or any Contract, or otherwise) by such Party in connection with the transactions contemplated by this Agreement or for such Contract to remain in full force and effect; (c) lifting any injunction prohibiting, or any other legal bar to, the transactions contemplated by this Agreement; and (d) satisfying the conditions precedent to the consummation of this Agreement.

5.9Proxy Statement; Stockholders Meeting.

(a)As promptly as practicable after the delivery of the Company Audited Financial Statements, Purchaser shall prepare, with the reasonable assistance of the Company, and will file with the SEC, a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from the Purchaser stockholders in conjunction with the Stockholder Approval. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser stockholders to vote, at an extraordinary general meeting of Purchaser stockholders to be called and held for such purpose (the “Stockholders Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, (ii) the appointment of the members of the Post-Closing Board in accordance with Section 5.13 hereof, (iii) such other matters as Purchaser and Seller shall hereafter mutually determine to be necessary or appropriate in order to effect the transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (iii), collectively, the “Stockholder Approval Matters”), and (iv) the adjournment of the Stockholders Meeting, if necessary or desirable in the reasonable determination of Purchaser.  If on the date for which the Stockholders Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the approval of the Stockholder Approval Matters, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Stockholder Meeting. Purchaser shall cooperate and provide Seller (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto before Purchaser files the same with the SEC.  Seller shall provide Purchaser with such information concerning Seller and its stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto, which information provided by Seller shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b)Purchaser shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Proxy Statement and the Stockholders Meeting.  Each of Seller, the Company and Purchaser shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to Seller, the Company and Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Proxy Statement, and responding in a timely manner to comments from the SEC.  Each Party shall promptly correct any information provided by it for use in the Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Proxy Statement and cause the Proxy Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement.

(c)Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use its commercially reasonable efforts to cause the Proxy Statement to “clear” comments from the SEC and become effective.  Purchaser shall provide Seller with copies of any written comments, and shall inform Seller of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Proxy Statement and the Stockholders Meeting promptly after the receipt of such comments and shall give Seller a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(d)As soon as practicable following the Proxy Statement “clearing” comments from the SEC, Purchaser shall distribute the Proxy Statement to its stockholders, and, pursuant thereto, shall call the Stockholders Meeting in accordance with DGCL for a date no later than forty five (45) days following the filing of the definitive Proxy Statement.

(e)Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, its Organizational Documents and this Agreement in the preparation, filing and distribution of the Proxy Statement, any solicitation of proxies thereunder, the calling and holding of the Stockholders Meeting.

5.10Public Announcements.

(a)The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of Seller and Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”).  Promptly after the issuance of the Signing Press Release, Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement).  The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”).  Promptly after the issuance of the Closing Press Release, Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which Seller shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing.  In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

5.11Confidential Information.

(a)the Company and Seller hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any Purchaser Confidential Information without Seller’s prior written consent (not to be unreasonably withheld); and (ii) in the event that the Company or Seller, or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Seller to the extent legally permitted with prompt written notice of such requirement so that such Party or an Affiliate thereof may seek, at such Party’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.11(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 5.11(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information.  In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and Seller shall, and shall cause their respective Representatives to, promptly deliver to Seller, or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

(b)Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, each shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company, to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at such Party’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.11(a) and (B) in the event that such protective Order or other remedy is not obtained, the Company waives compliance with this Section 5.11(a), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information.  In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company, or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.  Notwithstanding the foregoing, Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Securities Act, the Exchange Act, and/ or any other U.S. federal securities laws and rules and regulations of the SEC promulgated thereunder or otherwise (the “Federal Securities Laws”).

5.12Documents and Information.  After the Closing Date, Seller and Purchaser, shall, and shall cause their respective Subsidiaries (including the Target Companies) to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to their respective businesses in existence on the Closing Date.

5.13Post-Closing Board of Directors and Executive Officers.

(a)The Parties shall take all necessary action, including causing the directors of Purchaser to resign, so that effective as of the Closing, Purchaser’s board of directors (the “Post-Closing Board”) will consist of five (5) individuals.  Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Board five (5) persons that are designated by Seller (“Seller Directors”) prior to the Closing, at least three of whom shall qualify as an independent director under Nasdaq rules. At or prior to the Closing, Seller will provide each Seller Director with a customary director indemnification agreement, in form and substance reasonable acceptable to such Seller Director.

(b)The Parties shall take all action necessary, including causing the executive officers of Purchaser to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Purchaser immediately after the Closing will be the same individuals (in the same office) as that of Seller immediately prior to the Closing (unless, at its sole discretion, Seller desires to appoint another qualified person to either such role, in which case, such other person identified by Seller shall serve in such role).

5.14Indemnification of Directors and Officers; Tail Insurance.

(a)The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Purchaser (the “D&O Indemnified Persons”) or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Purchaser, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law.  For a period of two (2) years after the Closing Date, Purchaser shall cause its Organizational Documents to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of Purchaser to the extent permitted by applicable Law. The provisions of this Section 5.14 shall survive the consummation of the Transactions and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b)For the benefit of Purchaser’s directors and officers, Purchaser shall be permitted prior to the Closing Date to obtain and fully pay the reasonable premium for a “tail” insurance policy that provides coverage for up to a two-year period from and after the Closing Date for events occurring prior to the Closing Date (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Purchaser shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.  The premiums for the D&O Tail Insurance will be paid by the Target Companies at the Closing. On the date hereof, Purchaser has provided Seller an estimate of reasonable premium for the D&O Tail Insurance.

5.15Funding for Subsidiary. On or before Closing Date, Purchaser’s current management will ensure that cash in the amount of $100,000 is available for Purchaser’s subsidiary that operates Purchaser’s specialty finance business. Upon Closing, Bruce M. Rodgers (“Rodgers”) will continue to run the specialty finance business through such subsidiary without further cash injection by Purchaser. If Purchaser determines to sell such business, it shall first offer to sell it to an entity controlled by Rodgers in consideration of assumption of all liabilities of such business provided Purchaser receives a fairness opinion to its reasonable satisfaction for such transaction.

5.16Restructuring. In the event that the Stockholder Approval is not obtained or cannot be realistically obtained due to reasons related to the SEC or Nasdaq or other reasons, (a) Purchaser, at Seller’s request, shall continue to take any and all reasonable or necessary actions to seek such approval, including but not limited to actions similar to those set forth in Section 5.9, and (b) notwithstanding anything to the contrary herein, Seller or any Person Seller designates (“New Seller”) may propose a set of assets and/or businesses to replace those of the Target Companies (“New Target Companies”) and Seller may assign this Agreement to the New Seller, and Purchaser shall accept the changes related to the New Target Companies and the assignment of this Agreement to the New Seller, provided that (i) the Parties agree to jointly determine in good faith the appropriate fair market value of the New Target Companies and the resulting ownership percentage to be used to replace the percentage set forth in Section 1.2(a), and (ii) Purchaser shall have received a fairness opinion with respect to the New Target Companies prior to the Closing Date.

5.17  Company Audited Financial Statements; Company Interim Financial Statements.  No later than May 31, 2020 (“Audit Delivery Date”), Seller shall deliver to Purchaser audited consolidated financial statements of the Target Companies for the two (2) fiscal years ended December 31, 2019 and 2018 (the “Company Audited Financial Statements”); provided, however, that in the event the Company Audited Financial Statements are not delivered on or before the Audit Delivery Date, the Audit Delivery Date shall be changed retroactively to June 30, 2020 if on or before May 31, 2020 Seller provides with Purchaser with a written status report and affirms Seller’s good faith belief that the Company Audited Financial Statements will be delivered by June 30, 2020.  Such audited financial statements shall be audited by an accounting firm registered with the Public Company Accounting Oversight Board (PCAOB), include an auditor’s report of such accounting firm expressing an unqualified opinion, and shall be accompanied by a certificate of the chief financial officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Company and its Subsidiaries as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes.  No later than ninety (90) days after the completion of each semi-annual period of the Company, Seller shall deliver to Purchaser unaudited consolidated financial statements of the Target Companies for the most recently completed semi-annual period (the “Company Interim Financial Statements”).

5.18Use of Proceeds from Sale of Initial Shares.

(a)As of Closing and after giving effect to the sale of the Initial Shares and the Warrant Exercise, Purchaser shall have cash and cash equivalents of at least USD$500,000.

(b)Prior to Closing and without the prior written consent of Seller (and so long as Seller is not in material breach of this Agreement), Purchaser may not use the proceeds from the sale of the Initial Shares for expenditures that are (a) not in the ordinary course of business and consistent with past practice, (b) in material variations from the Budget (provided that any monthly net cash outlay of $100,000 or more, excluding Covered Expenses, shall be deemed a material variation from the Budget and require Seller’s prior written consent), (c) more than USD$750,000 in the aggregate, or (d) Covered Expenses without complying with Section 7.3(b). On the date hereof, Purchaser has delivered to Seller a budget (“Budget”) setting forth Purchaser’s plan to use its cash, including proceeds from the sale of the Initial Shares, for the next 12 months.

(c)For the sake of clarity, proceeds from the Warrant Exercise shall not be subject to the limitations set forth in Section 5.18(b).

5.19Warrant Amendment.  With respect to Warrants acquired or to be acquired by Seller, Purchaser will, prior to Closing, enter into an Amendment to Warrant Agreement in the form reasonably satisfactory to Seller raising or removing the beneficial ownership limit set forth in the Warrants.

Article VI
CLOSING CONDITIONS

6.1Conditions to Each Party’s Obligations.  The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by Purchaser and Seller of the following conditions:

(a)Antitrust Laws.  Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(b)Requisite Regulatory Approvals.  All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(c)Requisite Consents.  The Consents or notices required to be obtained from or provided to any third Person (other than a Governmental Authority) by any party to this Agreement in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 6.1(c) shall have each been obtained or made.

(d)No Law or Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(e)No Litigation.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and there shall not be any Law which has the effect of making any of the Transactions illegal.

6.2Conditions to Obligations of Purchaser.  In addition to the conditions specified in Section 6.1, the obligations of Purchaser to consummate the Transactions are subject to the satisfaction or written waiver by Purchaser of the following conditions:

(a)Representations and Warranties.  All of the representations and warranties of the Company and Seller set forth in this Agreement and in any certificate delivered by the Company or Seller pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company or Seller.

(b)Agreements and Covenants.  The Company and Seller shall have performed in all material respects all of their obligations and complied in all material respects with all of their agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)No Material Adverse Effect.  No Material Adverse Effect shall have occurred with respect to the Company or Seller since the date of this Agreement which is continuing and uncured.

(d)Closing Deliveries.

(i)Officer Certificates.  Purchaser shall have received a certificate, dated the Closing Date, from Seller, signed by an executive officer of Seller in such capacity, certifying, with respect to such entity, as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c).

(ii)Secretary Certificates.  Purchaser shall have received a certificate from Seller’s secretary or other executive officer certifying as to, and attaching, (A) copies of Seller’s and the Company’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of Seller’s and the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Seller is or is required to be a party or otherwise bound.

(iii)Good Standing.  Purchaser shall have received a good standing certificate (or similar documents applicable for such jurisdictions) of the Company certified as of a date no later than fifteen (15) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization and from each other jurisdiction in which the Company is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)Company Share Certificates.  Purchaser shall have received from Seller, the Share Certificates in respect of the Company’s share capital, along with applicable share powers, transfer forms, or instruments of transfer.

(v)Fairness Opinion. Purchaser shall have received a fairness opinion regarding the Transactions reasonably satisfactory to Purchaser.

(vi)Continued Nasdaq Listing. Purchaser shall have received approval from Nasdaq for the continued listing of its common stock after giving effect to the Transactions.

(vii)Stockholder Approval. Purchaser shall have received the Stockholder Approval.

(e)Exercise of Warrants.  Beginning from the date hereof, Seller, its Affiliates or any third parties not affiliated with Seller or the Company shall have acquired and exercised (or an existing holder of Warrants shall have exercised) in cash a number of Warrants (“Warrant Exercise”) resulting in a total of 729,167 Purchaser Shares being issued pursuant to the Warrant Exercise; provided, however, that if there is a shortfall in the number of warrants that Seller or its Affiliates are able to acquire in order to satisfy this condition, then Seller (or its Affiliates) may purchase from Purchaser in a private placement a number of shares of common stock equal to the shortfall at a purchase price of $2.40 per share.

6.3Conditions to Obligations of Seller. In addition to the conditions specified in Section 6.1, the obligations of Seller to consummate the Transactions are subject to the satisfaction or written waiver (by Seller) of the following conditions:

(a)Representations and Warranties. All of the representations and warranties of Purchaser, set forth in this Agreement and in any certificate delivered by Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser.

(b)Agreements and Covenants.  Purchaser shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)No Material Adverse Effect.  No Material Adverse Effect shall have occurred with respect to Purchaser since the date of this Agreement which is continuing and uncured.

(d)Ancillary Documents. Seller shall have received a copy of each Voting Agreement and Lock-Up Agreement, and each of them shall be in full force and effect and in accordance with the terms thereof as of the Closing.

(e)S-3 Eligibility. Purchaser shall be eligible to register the Exchange Shares and the New Shares for resale by Seller under Form S-3 promulgated under the Securities Act.

(f)Continued Nasdaq Listing. Purchaser shall have received and continue to have approval from Nasdaq for the continued listing of its common stock before and after giving effect to the Transactions, which shall include without limitation effecting Purchaser’s proposed reverse stock split transaction as described in Purchaser’s preliminary proxy statement filed with the SEC on March 17, 2020.

(g)Closing Deliveries.

(i)Officer Certificate.  Seller shall have received a certificate from Purchaser, dated the Closing Date, signed by an executive officer of Purchaser, respectively, in such capacity, certifying, with respect to such Party, as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b), and 6.3(c).

(ii)Secretary Certificate.  Seller shall have received from a director, its secretary or other executive officer of Purchaser certifying as to, and attaching, (x) copies of Purchaser’s Organizational Documents as in effect as of the Closing Date, (y) the resolutions of Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (z) specimen signatures of Purchaser’s directors or officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is or is required to be a party or otherwise bound.

(iii)Good Standing. Seller shall have received a good standing certificate (or similar documents applicable for such jurisdictions) for Purchaser certified as of a date no later than fifteen (15) days prior to the Closing Date from the proper Governmental Authority of Purchaser’s jurisdiction of organization and from each other jurisdiction in which each of Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

6.4Frustration of Conditions.  Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VII
TERMINATION AND EXPENSES

7.1Termination Prior to Closing.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)by mutual written consent of Seller and Purchaser;

(b)by written notice by either of Seller or Purchaser if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by November 1, 2020 (as extended in accordance with this paragraph below, the “Outside Date”); provided, however, that (i) the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date, (ii) in the event that the Proxy Statement is under ongoing SEC review on November 1, 2020, then the Outside Date shall be automatically and retroactively changed to the later of (x) December 16, 2020, or (y) five (5) business days after the date of the Stockholders Meeting held pursuant to the Proxy Statement as declared effective by the SEC (but in no event will the Outside Date be extended to a date later than March 31, 2021), and (iii) in the event that Closing does not occur on or before the Outside Date then in effect pursuant to clause (i) or (ii) under this Section 7.1(b) (the “Prior Outside Date”), then the Outside Date shall be automatically and retroactively changed to a date that is 180 days from the Prior Outside Date (but in no event later than March 31, 2021).   Notwithstanding anything to the contrary in this Agreement, once the Outside Date is changed to a later date, it shall not revert to an earlier date.

(c)by written notice by either of Seller or Purchaser if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that (i) the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority, (ii) unless the Order or such other action taken by the Government Authority also prohibits the transactions set forth in Section 5.16, then Purchaser may not terminate this Agreement pursuant to this Section 7.1(c) and the Outside Date shall be automatically and retroactively changed to a date that is 180 days from the date the Order is issued or such other action is taken (but in no event later than March 31, 2021).

(d)by written notice by Seller, if (i) there has been a material breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by Seller, or (B) the Outside Date; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time Seller is in material uncured breach of this Agreement;

(e)by written notice by Purchaser, if (i) there has been a material breach by Seller of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Seller shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is not cured within the later of (A) one hundred eighty (180) days after written notice of such breach or inaccuracy is provided by Purchaser, or (B) the Outside Date; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time Purchaser is in material uncured breach of this Agreement;

(f)by written notice by Purchaser, if there shall have been a Material Adverse Effect with respect to the Target Companies, taken as a whole, following the date of this Agreement which is uncured and continuing for 180 days or more;

(g)by written notice by Seller, if there shall have been a Material Adverse Effect on Purchaser, following the date of this Agreement which is uncured and continuing;

(h)by written notice by Purchaser, in order to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal in accordance with Section 5.5(d); or

(i)by written notice by Seller, if Purchaser’s common stock is delisted from Nasdaq.

(j)By written notice by Purchaser, if Seller fails to pay the full amount of the Initial Cash Consideration within twenty one (21) calendar days of the date of this Agreement.

7.2Effect of Termination.  This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made.  In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.10, 5.11, 7.3, 7.4, Article VIII and this Section 7.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement.  Without limiting the foregoing, and except as provided in Sections 7.3 and 7.4 and this Section 7.2 (but subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 8.6), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.

7.3Fees and Expenses.

(a)Except as provided in Section 7.3(b), all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement.

(b)The following expenses of Purchaser (the “Covered Expenses”) may be paid from the proceeds of the sale of Initial Shares: Purchaser’s reasonable Expenses incurred in connection with this Agreement and the transactions contemplated hereby, including without limitation due diligence expenses, reasonable expenses for Nasdaq and SEC counsel, proxy filing and printing costs, and fairness opinions, not exceeding $225,000 in the aggregate.

7.4Termination Fee.  Notwithstanding Section 7.3 above:

(a)In the event that there is a valid and effective termination of this Agreement by Purchaser pursuant to Section 7.1(h), then Purchaser shall pay to Seller a termination fee equal to (i) Five Hundred Thousand U.S. Dollars ($500,000) (“Break-up Fee”), plus (ii) the Expenses actually incurred by or on behalf of Seller or any of its Affiliates in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the Ancillary Documents or the Transactions, including any related SEC filings and the Proxy Statement (“Seller Expenses”), plus (iii) the aggregate amount paid by Seller in connection with the purchase of the Initial Shares (“Share Repurchase Fee”) (provided that to receive the Share Repurchase Fee, Seller will execute documentation prepared by Purchaser and reasonably satisfactory to Seller and its counsel in connection with retuning the Initial Shares to Purchaser).

(b)In the event that there is a valid and effective termination of this Agreement by Seller pursuant to Section 7.1(d) or 7.1(g), then Purchaser shall pay to Seller a termination fee equal to (i) the Seller Expenses, plus (ii) the Share Repurchase Fee; provided, however, that no termination fee shall be payable under this Section 7.4(b) as a result of a delisting of Purchaser’s securities from Nasdaq (and instead Section 7.4(d) below shall apply).

(c)In the event that there is a valid and effective termination of this Agreement by Purchaser pursuant to Section 7.1(f), then Purchaser shall pay to Seller a termination fee equal to the Share Repurchase Fee.

(d)In the event that there is a valid and effective termination of this Agreement by Seller pursuant to Section 7.1(i), then Purchaser shall pay to Seller a termination fee equal to the Share Repurchase Fee minus the Covered Expenses.

(e)Unless otherwise specified in the Demand Letter pursuant to Section 7.4(f), any termination fee payable to Seller under this Section 7.4 shall be paid by wire transfer of immediately available funds to an account designated in writing by Seller within five (5) Business Days after Seller delivers to Purchaser a written notice, which shall include the amount of the Seller Expenses, along with reasonable documentation in connection therewith.  Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where fees are payable pursuant to this Section 7.4, the payment of such fees shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which Seller would otherwise be entitled to assert against the Purchaser or any of its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the Transactions and shall constitute the sole and exclusive remedy available to Seller, provided, that the foregoing shall not limit (x) Purchaser from Liability for any Fraud Claim relating to events occurring prior to termination of this Agreement or (y) the rights of Seller to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

(f)In the event that termination fees are due and payable under this Section 7.4 and Purchaser does not have sufficient immediately available funds to pay such fees in full, then at Seller’s option, Seller may demand in writing (the “Demand Letter”) that with respect to all or a portion of the due and payable termination fee set forth in the Demand Letter (the “Stock Amount”), Purchaser deliver to Seller, in lieu of cash, free and clear of any Liens (other than those imposed by Purchaser’s Organizational Documents or applicable securities Laws) such number of Purchaser Shares (the “New Shares”), with each New Share valued at an amount equal to 90% of the VWAP of the Purchaser Shares for the twenty (20) trading days immediately before the date the Demand Letter is delivered to Purchaser, that the total value of the New Shares is equal to Stock Amount, provided that (a) such amount does not exceed the total amount otherwise payable under this Section 7.4, and (b) the number of New Shares will not constitute more than 19.99% of the issued and outstanding Purchaser Shares before the issuance of the New Shares. Any termination fees not satisfied by the issuance of New Shares or cash payment shall remain due and payable pursuant to the terms hereof.

Article VIII
MISCELLANEOUS

8.1Notices.  All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service, (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested or (v) on the date delivered in the place of delivery if sent by email prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Company or Seller, to: Hanfor (Cayman) Limited Room 2306, A19 East Third Road North SOHO Nexus Center, Chaoyang Beijing, China 100027 Attn: Xueyuan Han

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York  10105, USA
Attn:Richard I. Anslow, Esq.
Jonathan H. Deblinger, Esq.
Facsimile No.:  (212) 370-7889
Telephone No.:  (212) 370-1300
Email:ranslow@egsllp.com
jdeblinger@egsllp.com

If to Purchaser, to: LM Funding America, Inc. 1200 W. Platt St. Suite 1000 Tampa, Florida, 33606 USA Attn: Bruce M. Rodgers

with a copy (which will not constitute notice) to:

Foley & Lardner LLP
100 North Tampa Street, Suite 2700
Tampa, Florida 33602, USA

Attn: Curt P. Creely, Esq.

Telephone No.: (813) 229-2300
Facsimile No.: (813) 221-4210

Email: ccreely@foley.com

8.2Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Seller, the Company and Seller, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

8.3Third Parties.  Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

8.4Governing Law; Jurisdiction.  This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof.  All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof).  Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court.  Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 8.1.  Nothing in this Section 8.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

8.5WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

8.6Specific Performance.  Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached.  Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

8.7Severability.  In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

8.8Amendment.  This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser, Seller and the Company.

8.9Waiver.  Each of Purchaser, Seller and the Company, on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.  Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.  Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of Seller.

8.10Entire Agreement.  This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

8.11Interpretation.  The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.  In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a

Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with the Applicable Accounting Principles; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars.  Any reference in this Agreement to a Person’s directors shall including any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall including any Person filling a substantially similar position for such Person.  Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  .

8.12Counterparts.  This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.13Non-Survival of Representations, Warranties, Covenants and Agreements. Except as provided in this Section 8.13. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Closing, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing and (b) those covenants and agreements set forth in this Article VIII, and provided that notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that after the Closing a Party shall not be prevented from bringing a valid Fraud Claim against the other Parties hereto with respect to the negotiation and execution of this Agreement and the Ancillary Documents.

8.14 Disclosure Schedules.  Except as otherwise provided in the Seller Disclosure Schedules or Purchaser Disclosure Schedules, respectively, (the “Schedules”), all capitalized terms used therein shall have the meanings assigned to them in this Agreement.  Matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be disclosed.  No disclosure made in the Schedules shall constitute an admission or determination that any fact or matter so disclosed is material, meets a dollar or other threshold set forth in this Agreement or would otherwise be required to be disclosed, and no Person shall use the fact of the setting of a threshold or the inclusion of such facts or matters in any dispute or controversy as to whether any obligation, amount, fact or matter is or is not material, is or is not in excess of a dollar or other threshold or would otherwise be required to be disclosed, for purposes of this

Agreement. Information disclosed in any Schedule will be deemed included in any other Schedule only to the extent that a reasonable Person would infer the relevance or applicability of the information disclosed on the face of such disclosure to the corresponding representation or warranty (without necessity of further information or investigation), notwithstanding the absence of a cross-reference to such disclosure on such Schedule.  No disclosure in the Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

Article IX
DEFINITIONS

9.1Certain Definitions.  For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the applicable company, in the preparation of its latest audited Financial Statements.  In any event, the Accounting Principles (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall be based on facts and circumstances as they exist at or prior to the Closing and shall exclude the effect of any act, decision or event occurring after the Closing and (iii) shall follow the defined terms contained in this Agreement.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Applicable Law” means, with respect to any Person, any Law that is binding on or applicable to such Person, or its Subsidiaries or its or their respective properties, assets or businesses.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA or its equivalent in any foreign jurisdictions, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Cayman Companies Law” means the Cayman Islands Companies Law (2018 Revision), as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.  Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Charter” means the Memorandum and Articles of Association of the Company, as amended and in effect under the Cayman Companies Law.

“Company Confidential Information” means all confidential or proprietary documents and information concerning Seller, any of the Target Companies or any of their respective Representatives disclosed in connection with this Agreement or the transactions contemplated hereby; provided, however, that the Company Confidential Information shall not include any information that (i) at the time of disclosure was generally available publicly and was not disclosed in breach of this Agreement, or (ii) at the time of the disclosure was previously known by the Person receiving such information without violation of Law or any confidentiality obligation of such Person.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or registration, declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.  “Controlled”, “Controlling” and “under common Control with” have correlative meanings.  Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP or GAAP, as applicable, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world:  Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software, design rights (whether registered or unregistered) and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto.

“Knowledge” means, with respect to (i) the Company the actual knowledge of the executive officers or directors of any Target Company, after reasonable inquiry, (ii) Seller, the actual knowledge of the executive officers or directors of Seller, after reasonable inquiry or (iii) any other Party, the actual knowledge of its directors and executive officers, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely  basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect:  (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; and (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) ; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.

“Nasdaq” means the Nasdaq Capital Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Purchaser Board” means the Board of Directors of the Purchaser.

“Purchaser Charter” means the certificate of incorporation of Purchaser, as amended and in effect under DGCL.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its respective Representatives disclosed in connection with this Agreement or the transactions contemplated hereby; provided, however, that Purchaser Confidential Information shall not include any information that (i) at the time of disclosure was generally available publicly and was not disclosed in breach of this Agreement, or (ii) at the time of the disclosure was previously known by the Person receiving such information without violation of Law or any confidentiality obligation of such Person.

“Purchaser Shares” means the shares of common stock, par value $0.001 per share, of Purchaser.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“RMB” means Renminbi, the legal currency of the People’s Republic of China.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholder Approval” means the affirmative vote of the Stockholders Meeting or at any adjournment or postponement thereof of separate proposals for the requisite holders of the outstanding Purchaser Shares approving the Transactions and other approvals for continued compliance with the Nasdaq listing rules.

“Software” means any computer software programs, including all source code, object code, software implementations of algorithms, models and methodologies and documentation related thereto and all software modules, tools and databases.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons will only be deemed to have a majority ownership interest in a partnership if such Person or Persons (i) will be allocated a majority of partnership gains or losses, and (ii) will be or control the general partner or other managing Person of such partnership.  A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.  For purposes of clarity, the VIE Parent and VIE Subsidiaries shall be deemed to be “Subsidiaries” of the Company for purposes of this Agreement.

“Superior Proposal” means a bona fide written Acquisition Proposal made by a Third Party that the Purchaser Board determines in good faith, after consultation with the Purchaser’s outside independent financial advisors and outside legal counsel, and considering all the terms of the Acquisition Proposal (including the legal, financial, financing and regulatory aspects of such proposal, the identity of the Third Party making such proposal, the conditions for completion of such proposal, and the timing and likelihood of consummation), to be more favorable to the holders of Purchaser Shares from a financial point of view than the Merger (after giving effect to all Proposed Changed Terms).

“Target Companies” means the Company and the direct and indirect Subsidiaries of the Company, including all entities in which the Company is the ultimate beneficiary of substantially all economic interests and corporate powers through applicable contractual arrangements and all Subsidiaries of those entities.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Third Party” means any Person or group of Persons, other than Seller and the Company.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“VIE Agreements” means the agreements identified as “VIE Agreements” on Schedule 3.16.

“VIE Parent” means Hanfor (Beijing) Capital Management Co., Ltd.

“VIE Subsidiary” means each Subsidiary of VIE Parent.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc.  If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as reasonably determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer.  All such determinations shall be appropriately adjusted for any share dividend, share split, share combination, recapitalization or other similar transaction during such period.

“Warrants” means the warrants issued by Purchaser on October 31, 2018 for the right to purchase 2,500,000 shares of Purchaser Shares at an exercise price of $2.40 per share.

9.2Section References.  The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Acquisition	Recitals
Acquisition Proposal	5.5(a)
Agreement	Preamble
Alternative Transaction	5.5(a)
Antitrust Laws	5.7(b)
Audit Delivery Date	5.17
Break-up Fee	7.4(a)
Closing	2.1
Closing Date	2.1
Closing Filing	5.10(b)
Closing Press Release	5.10(b)
Company	Preamble
Company Disclosure Schedules	Article III
Company Financials	3.6(a)
Demand Letter	7.4(d)
D&O Indemnified Persons	5.14(a)
D&O Tail Insurance	5.14(b)

Term	Section
Enforceability Exceptions	3.2
Exchange Shares	1.2(a)
Expenses	7.3
Federal Securities Laws	5.11(b)
Interim Balance Sheet	3.6(a)
Interim Balance Sheet Date	3.6(a)
Interim Period	5.1(a)
Lock-Up Agreement	Recitals
New Shares	7.4(d)
OFAC	3.11(c)
Outside Date	7.1(b)
Party(ies)	Preamble
Permits	3.9
Post-Closing Board	5.13(a)
Proxy Statement	5.9(a)
Public Certifications	4.6(a)
Purchased Securities	1.1

Purchaser

Preamble

Purchaser Benefit Plan

4.12(a)

Purchaser Financials

4.6(b)

Purchaser Material Contract

4.13(a)

Purchaser Real Property Leases

4.10

Related Person

4.17

Rodgers

5.15

SEC Reports

4.6(a)

Seller

Preamble

Share Certificates

1.3(a)

Share Repurchase Fee

7.4(a)

Seller Expenses

7.4(a)

Signing Filing

5.10(b)

Stock Amount

7.4(d)

Stockholder Approval Matters

5.9(a)

Stockholders Meeting

5.9(a)

Term	Section
Target Company Material Contracts	Recitals
Transactions	Recitals

Warrant Exercise	1.4

IN WITNESS WHEREOF, each Party has caused this Share Exchange Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Seller:

BZ INDUSTRIAL LIMITED

By: /s/ Xueyuan Han	Name: Xueyuan Han Title: Authorized Person

Company:

HANFOR (CAYMAN) LIMITED

By: /s/ Xueyuan Han	Name: Xueyuan Han Title: Authorized Person

Purchaser:

LM FUNDING AMERICA, INC.

By: /s/ Bruce Rodgers	Name: Bruce Rodgers Title: Chief Executive Officer

Exhibit A

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of March 23, 2020, is made and entered into between the undersigned shareholder (“Shareholder”) of LM Funding America, Inc., a Delaware corporation (the “Purchaser”), Hanfor (Cayman) Limited, a Cayman Islands exempted company (“Company”), the Purchaser, BZ Industrial Limited, a British Virgin Islands business company (“Seller”). The Purchaser, Company, Seller, and Shareholder are each sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

WHEREAS, concurrently with or following the execution of this Agreement, the Company, Purchaser, and Seller, have entered, or will enter, into a Share Exchange Agreement (as the same may be amended from time to time, the “Exchange Agreement”), providing for, among other things, a business combination pursuant to which Purchaser will acquire all of the share capital of the Company from Seller in exchange for newly issued shares of Purchaser (the “Acquisition,” and together with the other transactions contemplated by the Exchange Agreement, the “Transactions”);

WHEREAS, as a condition to its willingness to enter into the Exchange Agreement, the Company and Seller have required that Shareholder execute and deliver this Agreement; and

WHEREAS, in order to induce Company and Seller to enter into the Exchange Agreement, Shareholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of common stock, par value $0.001 per share, of the Purchaser (“Purchaser Common Stock”) beneficially owned by Shareholder and set forth below Shareholder's signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Purchaser Common Stock pursuant to Section 6 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.Definitions.

For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Exchange Agreement.

2.Representations of Shareholder.

Shareholder represents and warrants that:

(a)(i) Shareholder owns beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act”) all of the Original Shares, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b)Shareholder does not beneficially own any shares of Purchaser Common Stock other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of

Purchaser Common Stock or any security exercisable for or convertible into shares of Purchaser Common Stock, set forth on the signature page of this Agreement (collectively, “Options”).

(c)Shareholder has full legal capacity (and, if applicable, corporate power and authority) to enter into, execute and deliver this Agreement and to perform fully Shareholder's obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except in each case as enforcement may be limited general principles of equity, whether applied in a court of law or court of equity, and by bankruptcy, insolvency and similar laws affecting creditor’s rights and remedies generally.

(d)None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to Shareholder or to Shareholder's property or assets.

3.Agreement to Vote Shares.

Except as expressly permitted under Section 5.5 of the Exchange Agreement, Shareholder agrees during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (the “Voting Period”) to vote the Shares, and to cause any holder of record of Shares to vote (in person or by proxy), or execute a written consent or consents if shareholders of the Purchaser are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of Shareholders of the Purchaser: (i) in favor of the Exchange Agreement, the Ancillary Documents, the Transactions and any actions required in furtherance thereof, at every meeting (or in connection with any action by written consent) of the shareholders of the Purchaser at which such matters are considered and at every adjournment or postponement thereof; (ii) against (1) any Acquisition Proposal (as defined in the Exchange Agreement), (2) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Purchaser under the Exchange Agreement or of Shareholder under this Agreement, and (3) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of the Purchaser’s conditions under the Exchange Agreement or change in any manner the voting rights of any class of shares of the Purchaser. Notwithstanding any other provision of this Agreement, nothing in this Agreement shall preclude the Shareholder from voting for a Superior Proposal (and, in that circumstance, against the Transactions and the Exchange Agreement) in accordance with the terms of Section 5.5 of the Exchange Agreement.

4.Grant of Proxy. Shareholder, with respect to all of the Shares, hereby irrevocably grants to, and appoints, Seller and any designee of Seller (determined in Seller’s sole discretion) as Shareholder’s attorney-in-fact and proxy, with full power of substitution and resubstitution, for and in Shareholder’s name, to vote, or cause to be voted (including by proxy or written consent, if applicable) any Shares owned (whether beneficially or of record) by Shareholder.  The proxy granted by Shareholder pursuant to this

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Section 4 is irrevocable and is granted in consideration of Seller entering into this Agreement and the Exchange Agreement and incurring certain related fees and expenses.  Shareholder hereby affirms that such irrevocable proxy is coupled with an interest by reason of the Exchange Agreement and, except upon the termination of this Agreement in accordance with Section 9, is intended to be irrevocable.  Holder agrees, until this Agreement is terminated in accordance with Section 9, to vote its Shares in accordance with Section 3 above.

5.No Voting Trusts or Other Arrangement.

Shareholder agrees that Shareholder will not, and will not permit any entity under Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than pursuant to this Agreement or specifically requested to do so by Seller in connection with the Exchange Agreement, the Ancillary Documents and any of the Transactions.

6.Transfer and Encumbrance.

Shareholder agrees that during the term of this Agreement, Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Shareholder's voting or economic interest therein.  Any attempted Transfer of Shares or any interest therein in violation of this Section 6 shall be null and void.  This Section 6 shall not prohibit a Transfer of the Shares by Shareholder to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder's immediate family, or upon the death of Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to be bound by all of the terms of this Agreement.

7.Additional Shares.

Shareholder agrees that all shares of Purchaser Common Stock that Shareholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

8.Waiver of Appraisal and Dissenters’ Rights.

Shareholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Transactions that Shareholder may have by virtue of ownership of the Shares.

9.Termination.

Notwithstanding anything to the contrary contained herein, this Agreement shall terminate, and the Parties shall have no rights or obligations hereunder, upon the earliest to occur of (i) the mutual agreement of Seller and Shareholder, (ii) the day after the Closing Date (following the performance of the obligations of the parties under the Exchange Agreement required to be performed at or prior to Closing), or (iii) the date on which the Exchange Agreement is terminated in accordance with its terms.

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10.No Agreement as Director or Officer.

Shareholder makes no agreement or understanding in this Agreement in Shareholder's capacity as a director or officer of the Purchaser or any of its subsidiaries (if Shareholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder's capacity as such a director or officer, including in exercising rights under the Exchange Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Shareholder from exercising Shareholder's fiduciary duties as an officer or director to the Purchaser or its shareholders.

11.Specific Performance.

Each Party acknowledges that it may be impossible to measure in money the damage to the other Party if a Party fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other Party may not have an adequate remedy at law or damages. Accordingly, each Party agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other Party has an adequate remedy at law. Each Party agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other Party’s seeking or obtaining such equitable relief.

12.Entire Agreement.

This Agreement supersedes all prior agreements, written or oral, between the Parties with respect to the subject matter hereof and contains the entire agreement between the Parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by the Parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party.

13.Notices.

All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13):

If to Purchaser:

LM Funding America, Inc.

1200 W. Platt St. Suite 1000

Tampa, Florida, 33606 USA

Attn: Bruce M. Rodgers

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If to Company:

Hanfor (Cayman) Limited

Room 2306, A19 East Third Road North

SOHO Nexus Center, Chaoyang

Beijing, China 100027

Attn: Xueyuan Han

If to Shareholder, to the address or facsimile number set forth for Shareholder on the signature page hereof.

14.Miscellaneous.

(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

(b)This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof.  All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof).  Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court.  Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 13. Nothing in this Section 14(b) shall affect the right of any Party to serve legal process in any other manner permitted by Law.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN

5

INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14(C).

(d)If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(e)This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(f)Each Party shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g)All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h)The obligations of Shareholder set forth in this Agreement shall not be effective or binding upon Shareholder until after such time as the Exchange Agreement is executed and delivered by the Company, Purchaser and the Seller, and the Parties agree that there is not and has not been any other agreement, arrangement or understanding between the Parties with respect to the matters set forth herein.

(i)No Party to this Agreement (other than Seller) may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties. Seller may assign any of its rights or obligations under this Agreement by written notice to the other Parties. Any assignment contrary to the provisions of this Section 14(i) shall be null and void.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Voting Agreement as of the date first written above.

LM FUNDING AMERICA, INC.
By_____________________ Name: Title:

HANFOR (CAYMAN) LIMITED
By_____________________ Name: Title:
BZ INDUSTRIAL LIMITED
By_____________________ Name: Title:

SHAREHOLDER:
By_____________________ Name: Title: Number of Shares of Purchaser Common Stock Beneficially Owned as of the Date of this Agreement: ________________________ Street Address: City/State/Zip Code: Fax:

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Exhibit B

LOCK-UP AGREEMENT

March 23, 2020

BZ Industrial Limited

Room 2306, A19 East Third Road North

SOHO Nexus Center, Chaoyang

Beijing, China 100027

Attn:  Xueyuan Han

Re:   Lock-Up Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain Share Exchange Agreement of even date herewith (the “Share Exchange Agreement”), among LM Funding America, Inc., a Delaware corporation (“Purchaser”), Hanfor (Cayman) Limited, a Cayman Islands exempted company (the “Company”), and BZ Industrial Limited, a British Virgin Islands business company (the “Seller”).   Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Share Exchange Agreement.

In consideration of the Seller’s and Company’s agreement to enter into the Share Exchange Agreement and to proceed with the transactions contemplated thereby, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agrees for the benefit of the Seller and the Company that, without the prior written consent of the Seller and the Company, the undersigned will not, for a period commencing on the Closing Date and ending ninety (90) days after the Closing Date (the “Lock-Up Period”), directly or indirectly, unless otherwise provided herein, (a) offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose (each a “Transfer”) of any Relevant Security (as defined below), or (b) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Relevant Security (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), or otherwise enter into any swap, derivative or other transaction or arrangement that Transfers to another, in whole or in part, any economic consequence of ownership of a Relevant

Security, whether or not such transaction is to be settled by delivery of Relevant Securities, other securities, cash or other consideration. As used herein, the term “Relevant Security” means any shares of Common Stock, warrant to purchase Common Stock or other security of the Company or any other entity that is convertible into, or exercisable or exchangeable for Common Stock or equity securities of the Company, in each case that are owned by the undersigned on the Closing Date.

The restrictions in the foregoing paragraph shall not apply to any exercise (including a cashless exercise) of options or warrants to purchase Common Stock; provided that any Common Stock received upon such exercise, conversion or exchange will be subject to this Lock-Up Agreement.  The restrictions shall not apply to the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that (i) such plan does not provide for the transfer of Common Stock or any securities convertible into or exercisable or exchangeable for Relevant Securities during the Lock-Up Period and (ii) no filing or public announcement under the Exchange Act or otherwise is required or voluntarily made by or on behalf of the undersigned or the Company in connection with the establishment of such plan.

Notwithstanding the foregoing, the undersigned may transfer a Relevant Security (i) as a bona fide gift or gifts, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or (iii) by testate succession or intestate succession; provided, in the case of clauses (i) through (iii), that (x) such transfer shall not involve a disposition for value and (y) the transferee agrees in writing to be bound by the terms of this Lock-Up Agreement. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

The undersigned understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned and the heirs, personal representatives, successors and assigns of the undersigned.

The undersigned understands that the undersigned shall be released from all obligations under this Lock-Up Agreement if (a) the Share Exchange Agreement is terminated in accordance with its terms or pursuant to the mutual written agreement of the Purchaser, the Company, and the Seller, or (b) the Seller consents in writing.

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This Lock-Up Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflicts of laws principles that would result in the application of any law other than the law of the State of New York.

[Signature page follows]

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Very truly yours,

CGR63, LLC

By:
Name:
Title:

[Signature page to Lock-Up Agreement]

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Exhibit C

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is dated of March 23, 2020 and is by and among LM Funding America, Inc., a Delaware corporation (the “Company”), and the purchaser(s) identified on the signature pages hereto (each a “Buyer” and collectively, the “Buyers”).

RECITALS

WHEREAS, concurrently with or following the execution of this Agreement, the Company, Hanfor (Cayman) Limited, a Cayman Island exempted company (“Hanfor”) and BZ Industrial Limited, a British Virgin Islands business company (“BZ”), have entered into a Share Exchange Agreement (as the same may be amended from time to time, the “Exchange Agreement”), providing for, among other things, a business combination pursuant to which the Company will acquire all of the share capital of Hanfor from BZ in exchange for newly issued shares of the Company (the “Acquisition,” and together with the other transactions contemplated by the Exchange Agreement, the “Transactions”);

WHEREAS, as a condition to its willingness to enter into the Exchange Agreement, it is required that the Company execute and deliver this Agreement; and

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506 of Regulation D promulgated thereunder, the Company desires to offer, issue and sell to the Buyers (the “Offering”), and the Buyers, severally and not jointly, desire to purchase from the Company, shares of the Company’s common stock, par value $0.001 per share (the “Common Stock” or the “Shares”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the Company and each of the Buyers agree as follows:

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Buyer hereby agree as follows:

1.	PURCHASE AND SALE.

(a)Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to each Buyer, and each Buyer shall, severally and not jointly, purchase from the Company, the number of Shares set forth on such Buyer’s signature page to this Agreement.

(b)Closing.  The closing of the purchase of the Shares by the Buyers as contemplated by this Agreement (the “Closing”) shall occur at the offices of Foley & Lardner

LLP, 100 N. Tampa Street, Suite 2700, Tampa, FL 33602 or such other place as the parties may agree on the date hereof.

(c)Payment of Purchase Price; Delivery of Shares.  The purchase price shall be paid, and the Shares shall be delivered, pursuant to Section 1.4 of the Exchange Agreement. At the Closing, (i) each Buyer shall pay its respective purchase price pursuant to the payment schedule set forth in Section 1.4 of the Exchange Agreement, consisting of $2.40 per share of Common Stock (the “Purchase Price”) for the number of shares of Common Stock set forth on such Buyer’s signature page to this Agreement, to the Company by wire transfer of immediately available funds in accordance with the Company’s written wire instructions and (ii) the Company shall issue and cause its transfer agent to deliver to each Buyer one or more stock certificates evidencing the aggregate number of Shares purchased by such Buyers hereunder.

2.BUYER’S REPRESENTATIONS AND WARRANTIES.

Each Buyer, severally and not jointly, represents and warrants to the Company with respect to only itself that:

(a)Organization; Authority. Such Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.

(b)No Public Sale or Distribution. Such Buyer (i) is acquiring the Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, by making the representations herein, such Buyer does not agree, or make any representation or warranty, to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with or pursuant to a registration statement or an exemption from registration under the 1933 Act. Such Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Shares to the public or otherwise in violation of applicable securities laws.  “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(c)Accredited Investor Status.  Such Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

(d)Reliance on Exemptions.  Such Buyer understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Shares.

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(e)Information. Such Buyer and its advisors, if any, acknowledge that they have been furnished with, or provided access to, all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by such Buyer, including access via EDGAR to the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (collectively, the “Publicly Available Information”). Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of, and receive answers from, the Company concerning the offer and sale of the Shares and to obtain any additional information such Buyer has requested which is necessary to verify the accuracy of the information furnished to such Buyer concerning the Company and the offering. Such Buyer acknowledges that such Buyer is basing its decision to invest in the Shares on its own due diligence and, except as specifically set forth in this Agreement, has not relied upon any representations made by any Person. Such Buyer understands that its investment in the Shares involves a high degree of risk. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares.

(f)No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

(g)Transfer or Resale. Such Buyer understands that: (i) the Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Company (if requested by the Company) an opinion of counsel to such Buyer, in a form reasonably acceptable to the Company, to the effect that such Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Buyer provides the Company with reasonable assurance that such Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144, and further, if Rule 144 is not applicable, any resale of the Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC promulgated thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Shares under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(h)Validity; Enforcement. The execution and delivery of this Agreement by each Buyer and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of such Buyer and no further consent or authorization of such Buyer or its members (or shareholders) is required.  This Agreement has been duly executed by such Buyer and, when delivered by such Buyer in accordance with the terms hereof or thereof, will constitute the legal, valid and binding obligations

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of such Buyer enforceable against such Buyer in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(i)No Conflicts. The execution, delivery and performance by such Buyer of this Agreement and the consummation by such Buyer of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of such Buyer, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Buyer is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Buyer to perform its obligations hereunder.

(j)Experience of Such Buyer. Such Buyer, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. Such Buyer is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

(k)General Solicitation. Such Buyer is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(l)Foreign Corrupt Practices. None of such Buyer or any of its subsidiaries or, to the knowledge of such Buyer, any director, officer, agent, employee or other Person acting on behalf of such Buyer or any of its subsidiaries has, in the course of its actions for, or on behalf of, such Buyer or any of its subsidiaries or affiliates (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(m)Money Laundering. Such Buyer and its subsidiaries are in compliance with, and have not previously violated, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations.

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3.REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as disclosed in the Company’s Publicly Available Information, the Company hereby makes the following representations and warranties to the Buyers.  For purposes of this Section 3, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge the Company’s Chief Executive Officer or Chief Financial Officer, as well as any other knowledge that such individual would have possessed had such individual made reasonable inquiry with respect to the matters in question.

(a)Organization and Qualification. Each of the Company and each of its Subsidiaries (as defined below) are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted. Each of the Company and each of its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. “Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, (ii) the transactions contemplated hereby or (iii) the authority or ability of the Company to perform any of its obligations under this Agreement. “Subsidiaries” means any Person in which the Company, directly or indirectly, (I) owns a majority of the outstanding capital stock or holds a majority of equity or similar interest of such Person or (II) controls or operates all or any material part of the business, operations or administration of such Person, and each of the foregoing, is individually referred to herein as a “Subsidiary.”

(b)Authorization; Enforcement; Validity. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and to issue the Shares in accordance with the terms hereof. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company’s board of directors and (other than the Nasdaq Capital Market authorization of the additional listing of the shares of Common Stock issuable under this Agreement, and any other filings as may be required by any state securities agencies (collectively, the “Required Approvals”)), no further filing, consent or authorization is required by the Company, its board of directors or its stockholders or other governing body of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law.

(c)Issuance of Shares. The issuance of the Shares hereunder has been duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens,

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charges and other encumbrances with respect to the issue thereof. Subject to the accuracy of the representations and warranties of the Buyers in this Agreement, the offer and issuance by the Company of the Shares is exempt from registration under the 1933 Act. Upon receipt of the Shares, each Buyer will have good and marketable title to the Shares.

(d)No Conflicts.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Stock) will not (i) result in a violation of the Certificate of Incorporation (as defined below) or other organizational documents of the Company or any of its Subsidiaries, or bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) subject to the Required Approvals, result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, foreign, federal and state securities laws and regulations and the rules and regulations of the Nasdaq Capital Market applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, other than, in the case of clause (ii) above, such conflicts, defaults or rights that could not reasonably be expected to have a Material Adverse Effect.

(e)Consents. The Company is not required to obtain any consent from, authorization or order of, or make any filing or registration with (other than the filing of the Required Approvals), any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under, or contemplated by, this Agreement in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain at or prior to the applicable Closing have been obtained or effected on or prior to Closing, and neither the Company nor any of its Subsidiaries are aware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the registration, application or filings contemplated by this Agreement.

(f)No General Solicitation; No Placement Agent’s Fees. Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Shares. Neither the Company nor any of its Subsidiaries has engaged any placement agent or other financial agent in connection with the offer or sale of the Shares.

(g)No Integrated Offering. None of the Company or its Subsidiaries or, to the knowledge of the Company, any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Shares under the 1933 Act, whether through integration with prior offerings or otherwise, or cause this offering of the Shares to require approval of stockholders of the Company under any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated for quotation. None of the

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Company or its Subsidiaries or, to the knowledge of the Company, any Person acting on their behalf will take any action or steps that would require registration of the issuance of any of the Shares under the 1933 Act or cause the offering of any of the Shares to be integrated with other offerings of securities of the Company.

(h)No Disqualification Events. None of the Company, nor to the knowledge of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering contemplated hereby, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the 1933 Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the 1933 Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

4.	TRANSFER AGENT INSTRUCTIONS; LEGENDS.

(a)Transfer Agent Instructions.  The Company represents and warrants that no instruction other than the stop transfer instructions to give effect to Section 2(g) hereof, will be given by the Company to its transfer agent with respect to the Shares, and that the Shares shall otherwise be freely transferable on the books and records of the Company, as applicable, to the extent provided in this Agreement.

(b)Legends.  Each Buyer understands that the Shares have been issued pursuant to an exemption from registration or qualification under the 1933 Act and applicable state securities laws, and except as set forth below, the Shares shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND APPLICABLE STATE SECURITIES LAWS, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR (IF REQUESTED BY THE COMPANY) TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY OR (II) RULE 144 PROMULGATED UNDER THE SECURITIES ACT.

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(c)Removal of Legends. Certificates evidencing Shares shall not be required to contain the legend set forth in Section 4(b) above or any other legend (i) following a sale of such Shares pursuant to a registration statement covering the resale of such Shares under the 1933 Act, (ii) following any sale of such Shares pursuant to Rule 144 (assuming the transferor is not an affiliate of the Company) or (iii) if such legend is not required under applicable requirements of the 1933 Act (including, without limitation, controlling judicial interpretations and pronouncements issued by the SEC). If a legend is not required pursuant to the foregoing, the Company shall use commercially reasonable efforts following the delivery by a Buyer to the Company or the transfer agent (with notice to the Company) of a legended certificate representing such Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer, if applicable), together with any other deliveries from such Buyer as may be required above in this Section 4(c), as directed by such Buyer, either: (A) provided that the Company’s transfer agent is participating in the DTC Fast Automated Securities Transfer Program, credit the aggregate number of shares of Common Stock to which such Buyer shall be entitled to such Buyer’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (B) if the Company’s transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to such Buyer, a certificate representing such Shares that is free from all restrictive and other legends, registered in the name of such Buyer or its designee.

5.MISCELLANEOUS.

(a)Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall (i) limit, or be deemed to limit, in any way any right to serve process in any manner permitted by law or (ii) operate, or shall be deemed to operate, to preclude any Buyer or the Company, as applicable, from bringing suit or taking other legal action against any Buyer or the Company, as applicable, in any other jurisdiction to collect on an obligation to such other party or to enforce a judgment or other court ruling in favor of such party. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

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(b)Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(c)Headings; Gender.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(d)Severability.  If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(e)Entire Agreement; Amendments. This Agreement and the schedules and exhibits attached hereto and thereto and the instruments referenced herein and therein supersede all other prior oral or written agreements between the Buyers, the Company, their affiliates and Persons acting on their behalf solely with respect to the matters contained herein and therein, and this Agreement, the schedules and exhibits attached hereto and thereto and the instruments referenced herein and therein contain the entire understanding of the parties solely with respect to the matters covered herein and therein; provided, however, nothing contained in this Agreement shall (or shall be deemed to) (i) have any effect on any agreements any Buyer has entered into with, or any instruments any Buyer has received from, the Company or any of its Subsidiaries prior to the date hereof with respect to any prior investment made by such Buyer in the Company or (ii) waive, alter, modify or amend in any respect any obligations of the Company or any of its Subsidiaries, or any rights of or benefits to any Buyer or any other Person, in any agreement entered into prior to the date hereof between or among the Company and/or any of its Subsidiaries and any Buyer, or any instruments any Buyer received from the Company and/or any of its Subsidiaries prior to the date hereof, and all such agreements and instruments shall continue in full

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force and effect. Except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. For clarification purposes, the Recitals are part of this Agreement. Provisions of this Agreement may be amended only with the written consent of the Company and each Buyer. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

(g)Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the email address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the email address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

(h)Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including, as contemplated below, any assignee or transferee of any of the Shares. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of each of the Buyers (which may be granted or withheld in such Buyer’s sole discretion). A Buyer may assign some or all of its rights hereunder in connection with any permitted assignment or transfer of any of its Shares without the consent of the Company, in which event such assignee or transferee (as the case may be) shall be deemed to be a Buyer hereunder with respect to such assigned rights.

(i)No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(j)Survival.  The representations, warranties, agreements and covenants shall survive each Closing. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

(k)Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(l)Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. Each and every reference to share

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prices, shares of Common Stock and any other numbers in this Agreement that relate to the Common Stock shall be automatically adjusted for stock splits, stock dividends, stock combinations and other similar transactions that occur with respect to the Common Stock after the date of this Agreement.

[signature pages follow]

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IN WITNESS WHEREOF, the Company has caused its signature page to this Agreement to be duly executed as of the date first written above.

COMPANY:

LM FUNDING AMERICA, INC.

By:
Name:
Title:

Address and facsimile for notice:

Fax:

(with a copy to):

Foley & Lardner LLP

Attn: Curt P. Creely

100 N. Tampa Street, Suite 2700

Tampa, FL 33602

[BUYER SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Buyer: BZ Industrial Limited

Signature of Authorized Signatory of Buyer: ____________________________________

Name of Authorized Signatory: Xueyuan Han

Title of Authorized Signatory: Authorized Person

Email Address of Authorized Signatory:_________________________________________

Facsimile Number of Authorized Signatory: ___ ___________________________________

Address for Notice to Buyer:

BZ Industrial Limited

Room 2306, A19 East Third Road North

SOHO Nexus Center, Chaoyang

Beijing, China 100027

Attention: Xueyuan Han

Address for Delivery of Shares to Buyer (if not same as address for notice):

___ __________________

Subscription Amount: $1,250,000 ($2.40 per share of Common Stock)

Number of shares of Common Stock Purchased: 520,833

EIN Number: ___ ____________________